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[LETTERHEAD OF WEINSTEIN SPIRA & COMPANY]                          Exhibit 23.3


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use of our report dated August 17, 1998 on the financial statements of Deblan Corporation included in Mrs. Fields' Original Cookies, Inc. and Mrs Fields' Holding Company, Inc. Registration
Statements on Forms S-4.


WEINSTEIN SPIRA & COMPANY P.C.

/s/ Weinstein Spira $ Company P.C.

Houston, Texas
February 11, 2000